Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS RECORD RESULTS FOR THE FIRST QUARTER ENDED OCTOBER 31, 2015

•                  Sales Growth of 12.4%

•                  US GAAP EPS of $0.34 vs. $0.27

•                  Adjusted EPS of $0.41 vs. $0.34

•                  US GAAP Net Income Growth of 27%

•                  Adjusted Net Income Growth of 21%

LITTLE FALLS, New Jersey (December 10, 2015) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record US GAAP net income of $14,254,000 or $0.34 per diluted share, on a 12.4% increase in sales to a record $153,779,000 for the first quarter ended October 31, 2015. This compares with net income of $11,239,000, or $0.27 per diluted share, on sales of $136,811,000 for the first quarter ended October 31, 2014.

Under non-GAAP financial measures, adjusted net income increased 21% this quarter to $17,120,000, or $0.41 per diluted share, compared with adjusted net income of $14,185,000, or $0.34 per diluted share for the same quarter last year.

Andrew Krakauer, Cantel’s Chief Executive Officer stated, “We are pleased to have delivered record sales and earnings performance this quarter.  The majority of this quarter’s excellent performance was driven by the Endoscopy business. All three of our major business units including Water Purification and Filtration and Healthcare Disposables, in addition to Endoscopy have greatly benefited from further investments in new product development, sales and marketing programs and the integration of recent acquisitions. Our 12.4% reported sales growth can be broken down into strong organic growth of 7.8%, a 0.5% headwind due to foreign currency translation, with acquisitions making up the remaining 5.1% demonstrating the continued success of our acquisition program. We are also pleased to report gross margins improved approximately 200 basis points compared with the same quarter last year.”

Krakauer added, “Our Endoscopy segment led sales growth for the company this quarter with a robust year-over-year increase of 28.1%, of which 17.9% was organic. This fast growing segment now represents 47% of Cantel total revenue. The strongest product categories in this segment were disinfectant chemistries, procedure room products, as well as service and spare parts.  We reported six weeks of sales this quarter from our newly acquired United Kingdom based Medical Innovations Group Holdings Limited business. We are pleased that sales in this leading global provider of endoscope storage and transport systems are exceeding our expectations.

Sales in our Water Purification and Filtration unit grew by 5.5% this quarter. Organic sales growth of 2.2% in this segment was driven by increased shipments of sterilants, therapeutic filters and commercial and industrial water purification equipment.  In our Healthcare Disposables segment, sales declined by 6.8% this quarter as compared to the same quarter last year. As we reported last year, this business experienced unusually high shipments a year ago as a result of the Ebola epidemic as well as large customer orders in advance of an announced price increase. This unit’s prior year comparisons will return to normal next quarter.

Over the last several years Cantel has pursued an aggressive international growth strategy through geographic sales organization expansion, investment in key leadership positions as well as strategic international acquisitions.  We were pleased to see that total Cantel Medical international sales grew this quarter by 33.8%, of which 17.9% was organic. This strong performance is a good validation of our international growth plans.”

The Company further reported that its balance sheet at October 31, 2015 included current assets of $202,446,000, including cash of $31,131,000, a current ratio of 2.7:1, gross debt of $147,500,000 and stockholders’ equity of $417,629,000. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. Compared to the same quarter last year, Cash Flow from Operations and Adjusted EBITDAS both grew by 19% to $15.1 million and $32.4 million, respectively.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2015 on Thursday, December 10, 2015 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, December 10, 2015 at 2:00 PM through midnight on February 10, 2016 by dialing (877) 660-6853 and using conference ID # 13625708.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=174554. A replay of the webcast will be available for 90 days on PrecisionIR and via the investor relations page of the Cantel website.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	October 31,
	2015	2014

Net sales	$153,779	$136,811

Cost of sales	82,581	76,297

Gross profit	71,198	60,514

Expenses:
Selling	21,460	19,411
General and administrative	22,197	18,507
Research and development	3,765	3,549
Total operating expenses	47,422	41,467

Income from operations	23,776	19,047

Interest expense, net	745	534

Income before income taxes	23,031	18,513

Income taxes	8,777	7,274

Net income	$14,254	$11,239

Earnings per common share - diluted	$0.34	$0.27

Dividends per common share	$0.06	$—

Weighted average shares - diluted	41,667	41,551

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	July 31,
	2015	2015
Assets
Current assets	$202,446	$188,361
Property and equipment, net	69,160	62,541
Intangible assets, net	119,803	85,836
Goodwill	280,459	241,951
Other assets	5,794	5,342
	$677,662	$584,031

Liabilities and stockholders’ equity
Current liabilities	$75,067	$70,624
Long-term debt	147,500	78,500
Other long-term liabilities	37,466	28,274
Stockholders’ equity	417,629	406,633
	$677,662	$584,031

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) adjusted net income, (ii) adjusted diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”) and (v) net debt. These non-GAAP financial measures are indicators of the Company’s performance that is not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

We define adjusted net income and adjusted diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three months ended October 31, 2015 and 2014, we made adjustments to net income and diluted EPS to exclude amortization expense and acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments to arrive at our non-GAAP financial measures, adjusted net income and adjusted EPS.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with specific acquisitions, and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with specific acquisitions, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

The reconciliations of net income to adjusted net income were calculated as follows:

	Three Months Ended
(Amounts in thousands)	October 31,
(Unaudited)	2015	2014
Net Income, as reported	$14,254	$11,239
Intangible amortization (1)	3,094	2,956
Acquisition related items (2)	934	1,256
Income tax benefit on above adjustments	(1,162)	(1,266)
Adjusted net income	$17,120	$14,185

(1) Amounts are recorded in general and administrative expenses.

(2) In the three months ending October 31, 2015, acquisition related items of $260,000 and $674,000 were recorded in cost of sales and general administrative expenses, respectively. In the three months ending October 31, 2014, acquisition related items of $667,000 and $589,000 were recorded in cost of sales and general administrative expenses, respectively.

The reconcilitations of diluted EPS to adjusted diluted EPS were calculated as follows:

	Three Months Ended
	October 31,
(Unaudited)	2015	2014
Diluted EPS, as reported	$0.34	$0.27
Intangible amortization, net of tax	0.05	0.04
Acquisition related items, net of tax	0.02	0.03
Adjusted diluted EPS	$0.41	$0.34

Reconciliation of EBITDAS and Adjusted EBITDAS with Net Income

We believe EBITDAS is an important valulation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income. We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of EBITDAS and Adjusted EBITDAS with net income for the three months ended October 31, 2015 and 2014, respectively, are as follows:

	Three Months Ended
(Amounts in thousands)	October 31,
(Unaudited)	2015	2014

Net income	$14,254	$11,239

Interest expense, net	745	534
Income taxes	8,777	7,274
Depreciation	2,822	2,312
Amortization	3,094	2,956
Loss on disposal of fixed assets	100	13
Stock-based compensation expense	1,720	1,581

EBITDAS	31,512	25,909

Acquisition related items	934	1,256

Adjusted EBITDAS	$32,446	$27,165

Reconciliation of Debt with Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Condensed Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

At October 31, 2015 and July 31, 2015, the reconciliations of debt with net debt were calculated as follows:

(Amounts in thousands)	October 31,	July 31,
(Unaudited)	2015	2015

Long-term debt	$147,500	$78,500
Less cash and cash equivalents	(31,131)	(31,720)
Net debt	$116,369	$46,780